FOR IMMEDIATE RELEASE


EYI INDUSTRIES ANNOUNCES PURCHASE ORDER
FROM CEIEC

BURNABY, BRITISH COLUMBIA - June 19, 2007 - EYI Industries, Inc. ("EYI")
(OTC BB: EYII),today announced it's subsidiary, Essentially Yours Industries (Hong Kong) Limited received an initial US$700,000 purchase order for 100,000 Code Blue water filtration filters from Guangzhou Zhongdian Enterprises (Group) Co. Ltd. and China Electronics Import and Export South China Corporation ("CEIEC"). The purchase order is conditional upon CEIEC receiving final registration and approval from the Chinese Government. Upon receipt of the final registration and approval and payment for the purchase order, arrangements will be made to process the order.

Jay Sargeant, President and Chief Executive Officer, said, "We continue to work with CEIEC to fully introduce our Code Blue Water filters to the Chinese market. We are pleased with this order and look forward to receiving final approval from the Chinese Government. We are working hard to expand our sales worldwide."


Contact:
EYI Industries Inc.
Investor Relations
Jennifer Moreland
(604) 759-5017

About EYI (http://www.eyicom.com)
EYI Industries Inc., through our subsidiary, Essentially Yours Industries, Inc.(EYI), markets products that promote health, well-being and lifestyle. Recently, EYI announced the exclusive marketing rights for ULTIMATE ME2, a proven, tested,and environmentally friendly, non-metallic and non-polluting fuel performance product.ULTIMATE ME2 enhances and creates efficient combustion that cools the engine of your vehicle. This means fewer emissions for the environment, a smoother running engine and money in your pocket as you reduce fuel consumption which in turn reduces fuel costs! EYI also distributes a consumer product that reduces Arsenic and other contaminates to a negligible level from drinking water. The portable water filtration product's name is Code Blue(tm) and is exclusively provided to EYI. In addition, EYI sells dietary supplements and personal care products. A large portion of our sales are from CALORAD(r), a liquid protein supplement that has brought weight loss benefits to our customers. More than six million bottles of CALORAD(r) have been sold since EYI was founded in 1995. PROSOTEINE(r) is a revolutionary and safe nutritional supplement that gives your body a boost that not only supports you in the moment but also rebuilds your body,cell by cell,bringing our customers the benefits of a natural Energy drink. PROSOTEINE(r) is experiencing similar success to CALORAD(r).

EYI markets its products through an extensive network of Independent Business Associates. Our sales force is staffed by knowledgeable, experienced men and women and are supported by our comprehensive training programs.

This press release contains forward-looking statements, particularly as related to, among other things, EYI's product purchase agreements and EYI's business strategy. The words or phrases "would be,'' "will allow," "intends to'' "may result,'' "are expected to,'' "will continue,'' "anticipates,'' "expects,'' "estimate,'' "project,'' "indicate,''"could,'' "potentially,'' "should,'' "believe,'' "considers'' or similar expressions are intended to identify "forward-looking statements.'' Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be canceled, and other factors that may cause EYI's actual results, performance or achievements,or developments in its industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the enforceability of its product purchase contracts in foreign countries, the performance of EYI's staff, management, financing, competition, EYI's ability to implement or manage its expansion strategy, general economic conditions and other factors that are detailed in EYI's Annual Report on Form 10-KSB and on documents EYI files from time-to-time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. EYI cautions readers not to place undue reliance on such statements. EYI does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the EYI's expectations and estimates.